                                                                 NEWS
                                                          For Immediate Release
                                                            October 24, 2005
Media Contact(s):
Michelle Brown
(410) 528-1882
MBrown@theharborbank.com

Rhonda Overby
Camera Ready, Inc.
(410) 356-8822
Rhonda@CameraReadyInc.com

                                 MEDIA ADVISORY

                     HARBOR BANK REPORTS STRONG 3RD QUARTER

The Harbor Bank of Maryland finished the third quarter with all of the performance measures positive. Assets, loans, deposits, and earnings have increased more than during the same period last year. Harbor Bank Chief Financial Officer TEODORO (TED) HERNANDEZ credits the growth in deposits and assets to efficient management and increased marketing activities.

Assets stand at an all-time high of $246,378,000, up 6% over September 30, 2004. Harbor Bank's loan portfolio grew to $192,355,000, up nearly 13% over last year. And, deposits reached $218,200,000, representing a 7.06% increase.

Earnings for the quarter, at $592,000, reflect a jump of 7.25%. Earnings for the year to date, at $1,606,000, represent an increase of 8.07%. Harbor Bank customarily reports this type of strength; it's what keeps this publicly held Baltimore based financial services institution near the top of the list of minority owned banks nationally. Chairman, president, and CEO JOSEPH HASKINS, JR. attributes the performance this quarter to "a strong and continuously growing loan portfolio." He says, that he "looks forward to finishing the year on a strong note."

                            The Numbers At A Glance:
                            ------------------------
                            As of September 30, 2005


                                  2005              2004               +               +
----------------------        -------------     -------------     ------------      -------
Assets                        $ 246,378,000     $ 232,441,000     $ 13,937,000        6.00%
----------------------        -------------     -------------     ------------      -------
Loans                           192,355,000       170,899,000       21,456,000       12.55%
----------------------        -------------     -------------     ------------      -------
Deposits                        218,200,000       203,803,000       14,397,000        7.06%
----------------------        -------------     -------------     ------------      -------
Earnings                          1,606,000         1,486,000          120,000        8.07%
----------------------        -------------     -------------     ------------      -------
Earnings (quarter)                  592,000           552,000           40,000        7.25%
----------------------        -------------     -------------     ------------      -------





25 W. Fayette Street
Baltimore, Maryland 21201                                           Member FDIC
(410) 528-1800                                             Equal Housing Lender

                          Harbor Bankshares Corporation
                            Basic Earnings per share:

                                       YTD
                       September 30, 2005               September 30, 2004
Basic                         $1.92                            $1.78
Diluted                        1.80                             1.65


                                   3rd Quarter

                               2005                             2004
Basic                          $.71                             $.70
Diluted                         .67                              .64


These numbers can be corroborated by the FDIC Call Report and the Federal
Reserve.


                                      # # #



                        Celebrating 23 Years of Success!





25 W. Fayette Street
Baltimore, Maryland 21201                                           Member FDIC
(410) 528-1800                                             Equal Housing Lender